EXHIBIT 10.1
STEM, INC.
GLOBAL RESTRICTED STOCK UNIT
AWARD AGREEMENT

Note:  If you do not want to accept this Restricted Stock Unit Award Agreement, you must notify the Stock Department in writing no later than 15 days after receipt of the applicable Award Notice.
RECITALS
A.    The Board of Directors of the Company (the “Board”) has adopted the Stem, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) to provide incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B.    This Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of shares of its common stock, $0.0001 par value per share (“Shares” or “Common Stock”) to Participant thereunder.
C.    All capitalized terms in this Agreement are defined herein or in the Appendix hereto.
NOW, THEREFORE, the Company hereby awards restricted stock units (“Restricted Stock Units” or “RSUs”) to Participant named in the Award Notice (as defined in Section 1 below) on the following terms and conditions:
1.GRANT OF RESTRICTED STOCK UNITS. The Company hereby awards to Participant, as of the Grant Date indicated below, RSUs under the Plan. Each RSU represents the right, upon the terms and subject to the conditions set forth in the award notice previously delivered to Participant (the “Award Notice”), this Agreement and the Plan, to receive one share of Common Stock. Each RSU that vests hereunder will entitle Participant to receive one share of Common Stock on the specified issuance date for that unit. The number of, the applicable vesting schedule for, and the grant date with respect to, RSUs subject to this Award are set forth in the Award Notice. The remaining terms and conditions governing the Award are set forth in this Agreement.
AWARD SUMMARY

Participant Name:	as set forth in the Award Notice
Grant Date:	as set forth in the Award Notice
Number of RSUs:	as set forth in the Award Notice

Vesting Schedule:
RSUs will vest in four equal annual installments, with 25% vesting on each of the first four anniversaries of the grant date specified in the Award Notice (the “Grant Date,” and such anniversary of the Grant Date, a “Vesting Date”); provided, however, that RSUs may be subject to accelerated vesting in accordance with the provisions of Section 5. The period of time between the Grant Date and the vesting of RSUs (and the termination of restrictions thereon) is the “Restricted Period.”

Issuance Schedule
Upon vesting of RSUs in accordance with the Normal Vesting Schedule, and subject to Section 7 of this Agreement, Shares will be issuable pursuant to the Plan on the applicable Vesting Date, subject to the Company’s collection of applicable Withholding Taxes. Issuance of Shares upon vesting of RSUs will be made as soon as administratively practicable, but in no event later than 2 1/2 months following the applicable Vesting Date. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Section 7 of this Agreement.

2.ACCELERATION ON DEATH OR DISABILITY; RESTRICTIONS ON TRANSFER.

(a)    Upon Participant’s Separation from Service by reason of Participant’s death or Disability or upon Employee’s Disability prior to Separation from Service (as determined by the Committee and within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”)), all Restricted Stock Units that are not vested at that time immediately and automatically will become vested in full.

(b)     RSUs granted hereunder to Participant may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise (any of the foregoing, a “Transfer”), other than (a) to the Company as a result of the forfeiture of RSUs, or (b) by will or the laws of descent and distribution. Payment of vested RSUs after Participant’s death will be made to Participant’s estate or, in the sole and absolute discretion of the Administrator, to the person or persons entitled to receive such payment under Applicable Laws of descent and distribution. Consistent with the foregoing, no right or benefit under this Agreement will be subject to Transfer, and any such attempt to Transfer will have no effect and be void. No right or benefit hereunder will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Participant attempts to Transfer any right or benefit hereunder, or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such attempt will have no effect and be void, and immediately upon any such attempt, the RSUs will terminate and become of no further effect.
3.FORFEITURES OF RSUS.

(a)Except as otherwise provided in this Section 3 or in Section 5 below, upon Participant’s termination of Continuous Service for any reason and at any time during the Restricted Period, any then-unvested RSUs held by Participant shall be forfeited and canceled as of the date of Participant’s termination of Continuous Service. Upon forfeiture, neither Participant nor any successors, heirs, assigns or legal representatives of Participant will thereafter have any further rights or interest in the unvested RSUs.
(b)Notwithstanding any other provision hereof, if at any time during the Restricted Period, Participant’s Continuous Service is terminated for Cause (or for a reason that is comparable to termination for Cause under either the employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), or should Participant engage in any other conduct, while in Continuous Service or following cessation of Continuous Service, that is detrimental to the business or affairs of the Company (or any Related Entity), as determined in the sole discretion of the Administrator, then this Award will be immediately cancelled with respect to all RSUs (whether vested or unvested). Neither Participant nor any successors, heirs, assigns or legal representatives of Participant, shall have any right or entitlement to receive any Shares under such cancelled RSUs.
4.NO STOCKHOLDER RIGHTS UNTIL VESTING; DIVIDEND EQUIVALENTS.
(a)Participant shall not be, nor shall Participant have any of the rights or privileges of, a stockholder of the Company with respect to any RSUs unless and until the Company issues shares of Common Stock to Participant in settlement of such RSUs (as evidenced by the appropriate entry on the books and records of the Company or of a duly authorized transfer agent or stock plan administration service provider of the Company).
(b)Notwithstanding the foregoing, from and after the Grant Date and until the earlier of (i) Participant’s receipt of Common Stock upon settlement of the RSUs and (ii) the time when Participant’s right to receive Common Stock upon settlement of the RSUs is forfeited, Participant shall be entitled, as a Dividend equivalent, to a number of additional whole RSUs on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally. Such Dividend equivalent shall be determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the total number of RSUs (including dividend equivalents paid thereon) previously credited to Participant as of such date, by (ii) the Fair Market Value per share of Common Stock on such date. Such Dividend equivalents (if any) shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the RSUs to which the Dividend equivalents were credited.
5.CHANGE IN CONTROL.
(a)Any RSUs subject to this Award at the time of a Change in Control may be (i) assumed or otherwise continued in full force and effect by the surviving corporation, (ii) replaced with an economically-equivalent substitute award or (iii) replaced with a cash retention program of the successor corporation that is in a dollar amount equal to the Fair Market Value of the Shares underlying those RSUs (as measured immediately prior to the Change in Control) and provides for the subsequent vesting and payout of that dollar amount in accordance with the same vesting and issuance provisions that would otherwise be in effect for those Shares in the absence of the Change in Control, provided, that such vesting schedule shall be modified to provide for accelerated vesting in accordance with Section 5(c) below. In the event of such assumption or continuation of the Award or such replacement of the Award with an economically-equivalent award or cash retention program, no accelerated vesting of the RSUs shall occur at the time of the Change in Control. Notwithstanding the foregoing, no such cash retention program shall be established for the RSUs subject to this Award to the extent such program would be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.
(b)In the event the Award is assumed or otherwise continued in effect, the RSUs subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares underlying those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the RSUs subject to the Award at that time and with the approval of the Administrator, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange.
(c)Any RSUs that are to be assumed or otherwise continued in effect in connection with the Change in Control or are to be replaced with an economically equivalent award or cash retention program in accordance with Section 5(a) shall be subject to accelerated vesting in accordance with the following provision:
If Participant’s Employee status is unilaterally terminated as a result of an involuntary termination (other than for death or Disability) without Cause, or if Participant resigns from such Employee status due to a Constructive Termination, at any time during the period beginning with the execution date of the definitive agreement for that Change in Control transaction and ending with the earlier of (i) the termination of that definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control, then Participant shall immediately vest in all the unvested RSUs (or any replacement securities or cash proceeds) at the time subject to this Award. The Shares (or any replacement securities or cash proceeds) that are issuable upon vesting of RSUs pursuant to this Section 5(c) shall be issued or distributed on the date of Participant’s Separation from Service in connection with such termination of Employee status or as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the 15th day of the third calendar month following the date of such Separation from Service. The applicable Withholding Taxes with respect to such issuance shall be collected in accordance with Section 7 below.
(d)If the RSUs subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect in connection with the Change in Control or are not replaced with an economically equivalent award or cash incentive program in accordance with Section 5(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive, for each such Share, the same consideration per Share payable to the other stockholders of the Company in consummation of that Change in Control, and such consideration per Share shall be distributed to Participant as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which such Change in Control occurs or (ii) the 15th day of the third calendar month following the date of such Change in Control.
(e)This Agreement does not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
6.ADJUSTMENT IN SHARES. In the event of a Capitalization Adjustment, then equitable adjustments shall be made by the Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change. In making such adjustments, the Administrator shall take into account any amounts to be credited to Participant’s book account under Section 4(a) in connection with the transaction, and the determination of the Administrator shall be final, binding and conclusive. In the event of a Change in Control, the provisions of Section 5 shall be controlling.
7.ISSUANCE OF SHARES OR OTHER AMOUNTS.
(a)On or after each date on which one or more Shares are to be issued in accordance with the express provisions of this Agreement, the Company shall issue, to or on behalf of Participant, a certificate (which may be in electronic form) for those Shares, subject in each instance to the Company’s collection of applicable Withholding Taxes.
(b)Participant acknowledges that the Awards are issued through a third-party stock plan administration service provider. Participant understands and acknowledges that the Company’s service provider will open an account on their behalf to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition precedent to Participant’s ability to receive Shares.
(c)Participant acknowledges that, regardless of any action the Company or the Employer take with respect to any or all Withholding Taxes related to Participant’s participation in the Plan and legally applicable to Participant, the ultimate liability for all Withholding Taxes is and shall remain Participant’s responsibility, which liability may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that neither the Company nor the Employer (i) make any representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the issuance of Shares (or other property) upon settlement of the Award, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends or phantom dividend equivalents; or (ii) commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Withholding Taxes or achieve any particular tax result. Furthermore, if Participant has become subject to Withholding Taxes in more than one jurisdiction, Participant acknowledges that the Company or the Employer, or both (or former employer, as applicable), may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(d)The Company may (but is not obligated to) collect, and Participant hereby authorizes the Company to collect, any and all Withholding Taxes with respect to the Shares issued under this Agreement through an automatic Share withholding procedure (such as “net settlement”) pursuant to which the Company may withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes, unless such Share Withholding Method is not permissible or advisable under local law.
(e)If the Share Withholding Method is to be used for the collection of Withholding Taxes, then the Company shall withhold the number of otherwise issuable Shares reasonably expected to be necessary to satisfy the applicable Withholding Taxes based on the applicable minimum statutory rate or other applicable withholding rate, including maximum applicable rates, as determined by the Company in its sole discretion. Any over-withheld amount will be refunded to Participant in cash by the Company or Employer (with no entitlement to the Common Stock equivalent) or if not refunded, Participant may seek a refund from the local tax authorities. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the applicable Withholding Taxes.
(f)The Company has sole discretion to determine whether or not the Share Withholding Method will be used for the collection of the applicable Withholding Taxes. Participant acknowledges that the Company does not currently use, and may never use, the Share Withholding Method. Participant shall be notified (in writing or through the Company’s electronic mail system) in the event the Company intends to use the Share Withholding Method. Should any Shares become issuable under the Award at any time that the Share Withholding Method is not being used by the Company, then the Withholding Taxes shall be collected from Participant through a sale-to-cover transaction authorized by Participant, pursuant to which an immediate open-market sale of a portion of the Shares issued to Participant will be effected, for and on behalf of Participant, by the Company’s designated broker to cover the Withholding Tax liability estimated by the Company in its sole discretion to be applicable to such issuance. Participant shall, promptly upon request from the Company, execute (whether manually or through electronic acceptance) an appropriate sales authorization (in form and substance reasonably satisfactory to the Company) that authorizes and directs the broker to effect such open-market, sale-to-cover transactions and remit the sale proceeds, net of brokerage fees and other applicable charges, to the Company in satisfaction of the applicable Withholding Taxes. However, no sale-to-cover transaction shall be effected unless (i) such a sale is at the time permissible under the Company’s insider trading policies governing the sale of Common Stock (i.e., no sales-to-cover until the applicable blackout period, if any, is no longer in effect) and (ii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
(g)If the Company determines that such sale-to-cover transaction is not permissible or advisable at the time, or if Participant otherwise fails to effect a timely sales authorization as required by this Agreement, then the Company may, in its sole discretion, elect either to defer the issuance of the Shares until such sale-to-cover transaction can be effected in accordance with Participant’s executed sale directive (but, in no event shall the issuance be deferred beyond the date that is 2 1/2 months following the applicable Vesting Date) or to collect the applicable Withholding Taxes through Participant’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes or by withholding such amount from other wages payable to Participant. In no event shall any Shares be issued in the absence of an arrangement reasonably satisfactory to the Company for the satisfaction of applicable Withholding Taxes and in compliance with any applicable requirements of Code Section 409A.
(h)There is no assurance that the price at which Shares sold pursuant to this Section 7 will equal the value of the Shares on the original Vesting Date. Except as otherwise provided in Section 5, the settlement of all RSUs that vest under the Award shall be made solely in Shares. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.
8.COMPLIANCE WITH LAWS AND REGULATIONS.
(a)The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all Applicable Laws relating thereto, as determined by counsel for the Company.
(b)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Award shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its reasonable best efforts to obtain all such approvals.
9.INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and Participant’s country or his or her broker’s country, if different, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before he or she possessed inside information. Furthermore, Participant could be prohibited from (a) disclosing the inside information to any third party, which may include fellow employees and service providers and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and Participant should speak with his or her personal legal advisor on this matter.

10.DEFERRED ISSUANCE DATE. Notwithstanding any provision to the contrary in this Agreement, to the extent Participant is subject to taxation in the United States and this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then the following limitation shall apply:
No Shares or other amounts that become issuable or distributable under this Agreement upon Participant’s Separation from Service shall actually be issued or distributed to Participant before the earlier of (i) the first day of the seventh month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death.
To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
Each installment of Shares issuable pursuant to this Agreement shall be treated as a separate payment for purposes of Code Section 409A.
11.NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most current address then indicated for Participant on the Company’s employee records or shall be delivered electronically to Participant through the Company’s electronic mail system or through the on-line brokerage firm authorized by the Company to effect the sale of the Shares issued hereunder. All notices shall be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
12.SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate.
13.CONSTRUCTION. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement, the Award Notice and the terms of the Plan, the Award Notice and this Agreement shall control. In the event of any conflict between the Award Notice and this Agreement, the Award Notice shall control. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All decisions of the Administrator with respect to any question or issue arising under the Plan, the Award Notice or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
14.GOVERNING LAW AND VENUE.
(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.
(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Francisco County, California, or the federal courts for the Northern District of California, and no other courts where the grant of the Restricted Stock Units is made or to be performed.
15.SEVERABILITY. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.ACKNOWLEDGMENT OF NATURE OF PLAN AND AWARD. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b) the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the Award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Related Entity and shall not interfere with the ability of the Company, the Employer or any Related Entity, as applicable, to terminate Participant’s employment or service relationship (if any);
(e)Participant’s participation in the Plan is voluntary;

(f) the Award and the Shares subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with any certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s Continuous Service by the Employer or the Company (or any Related Entity) (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award, Participant irrevocably agrees not to institute any claim against the Company, the Employer or any Related Entity, waives his or her ability, if any, to bring any such claim and releases the Company, the Employer and any Related Entity from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j) unless otherwise agreed with the Company in writing, the Award and the Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of the Company or a Related Entity; and
(k) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed-out or substituted for, in connection with any corporate transaction affecting the Shares.
17.NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Restricted Stock Units.
18.WAIVER. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or other Participants.
19.DATA PRIVACY.

(a)Data Privacy Information. By electing to participate in the Plan via the Company’s online acceptance procedure, Participant is declaring that he or she understands the data processing practices described herein and including the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein. Participant understands that he or she needs to review the following information about the processing of his or her personal data by or on behalf of the Company, the Employer and/or any Related Entity and its service providers such as Carta Securities, LLC as described in this Agreement and any other Plan materials and declare his or her consent to the international transfer of his personal data as attached hereto.
(b)Data Processing and Personal Data. The Company, directly or indirectly through Participant’s Employer, collects, uses and otherwise processes Personal Data (as defined below) about Participant for the purposes of allocating Shares and implementing, administering and managing the Plan. Participant understands that this Personal Data may include, without limitation, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor (the “Personal Data”).
(c)Legal Basis and Controller. The processing of Participant’s Personal Data is necessary in order for Participant to participate in the Plan and for Company for the purpose of implementing, administering and managing the Plan and Participant’s participation therein (on the basis of the performance of a contract (Art. 6(1)(b) GDPR)), to comply with legal obligations in the EU (on the basis of (Art. 6(1)(c) GDPR) and on the basis of legitimate interests, in particular to comply with non-EU legal obligations (Art. 6(1)(f) GDPR). As regards the processing of Participant’s Personal Data in connection with the Plan and this Agreement, Participant understands that the Company (Stem, Inc.) is the controller of his or her Personal Data.
(d)Stock Plan Administration Service Providers. Participant understands that the Company transfers his or her Personal Data, or parts thereof, to Carta Securities, LLC (and its affiliated companies), an independent service provider based in the United States that assists the Company (as data processor) with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s Personal Data with such different service provider that serves the Company in a similar manner. Participant understands and acknowledges that the Company’s service provider will open an account on their behalf to receive and trade Shares acquired under the Plan and that he or she will be asked to agree on separate terms and data processing practices with the service provider, which is a condition precedent to Participant’s ability to receive Shares upon vesting or settlement of Awards under the Plan.
(e)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan as data processors, such as Carta Securities, LLC, are based in the United States. Participant understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of Participant’s Personal Data outside the European Economic Area is his or her consent and will be provided by Participant in the form as attached hereto.
(f)Data Retention. Participant understands that the Company will use his or her Personal Data only as long as is necessary to implement, administer and manage the Plan and his or her participation in the Plan and for the duration of any relevant statutes of limitations which may exceed the duration of Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Participant understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations and legitimate interests of the Company (for non-EU legal obligations). When the Company no longer needs Participant’s Personal Data for any of the above purposes, Participant understands the Company will remove it from its systems.
(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Participant understands that his or her participation in the Plan and his or her consent is purely voluntary. Participant may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If Participant denies or later withdraws his or her consent, the Company can no longer offer Participant participation in the Plan or offer other equity awards to Participant or administer or maintain such awards and Participant would no longer be able to participate in the Plan. Participant further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that Participant would merely forfeit the opportunities associated with the Plan. The withdrawal of his or her consent will not affect the lawfulness of any data transfers based on consent before its withdrawal.
(h)Data Subject Rights. Participant understands that data subject rights regarding the processing of Personal Data vary depending on the Applicable Laws and that, depending on where Participant is based and subject to the conditions set out in the Applicable Laws, Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about him or her and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about him or her that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of his or her objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of his or her Personal Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Participant’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or his or her employment and is carried out by automated means. In case of concerns, Participant understands that he or she may also have the right to lodge a complaint with the competent local data protection authority or contact the Company’s data protection officer with any questions or concerns regarding the processing of Participant’s Personal Data (contact details: saul.laureles@stem.com). Further, to receive clarification of, or to exercise any of, Participant’s rights, Participant understands that he or she should contact his or her local human resources representative.
20.LANGUAGE. By electing to accept this Agreement, Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an \advisor who is sufficiently proficient in English so as to allow Participant, to understand the terms and conditions of this Agreement. Further, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22.AMENDMENT AND RESTATEMENT OF PRIOR RSU AGREEMENT. Pursuant to Section 2(b)(vii) of the Plan, this Agreement constitutes an amendment and restatement of the terms and conditions of all prior RSU award agreements accepted by Participant under the Plan (other than with respect to the terms of the Award Notice applicable to each such prior award, which are not being amended or modified hereby).
23.ADDENDUM. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of this Agreement.
24.IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

PARTICIPANT IS DEEMED TO HAVE ACCEPTED THE AWARD OF RESTRICTED STOCK UNITS UNDER THIS AGREEMENT AND TO HAVE AGREED THAT SUCH AWARD IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THE PLAN, UNLESS PARTICIPANT NOTIFIES THE COMPANY IN WRITING NO LATER THAN 15 DAYS AFTER RECEIPT OF THE AWARD NOTICE THAT PARTICIPANT REJECTS THE AWARD (IN WHICH CASE SUCH AWARD WILL BE FORFEITED AND PARTICIPANT WILL HAVE NO FURTHER RIGHT OR RIGHTS THEREIN AS OF SUCH DATE).
By accepting this Agreement, Participant acknowledges that Participant has received and read, and agrees that this Award shall be subject to, the terms of this Agreement, the Award Notice and the Plan, as they may be amended from time to time in accordance with the terms of the Plan.

STEM, INC.

By:	Kim Homenock
Title:	Chief People Officer

By Participant’s electronic acceptance and the signature of the Company’s representative above, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement, as they may be amended from time to time in accordance with the terms of the Plan, including the terms and conditions set forth in any Addendum to this Agreement for Participant’s country.
Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and Agreement.

STEM, INC.
GLOBAL RESTRICTED STOCK UNIT
AWARD AGREEMENT

ADDENDUM

Terms and Conditions
This Addendum includes additional terms and conditions that govern the Restricted Stock Units granted pursuant to the terms and conditions of the Plan and this Agreement to which this Addendum is attached to the extent Participant resides outside the United States and additional terms and conditions applicable to Participant’s providing Services to the Company, the Employer or any Related Entity in one of the countries listed below.
Capitalized terms not defined in this Addendum will have the same definition as provided in this Agreement or in the Appendix, as appropriate.
Notifications
This Addendum also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of June 2022. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the Restricted Stock Units, sells Shares acquired under the Plan or takes any other action in connection with the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Award Grant Date, the information contained herein may not apply to Participant in the same manner.
Participant acknowledges that he or she has been advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her individual situation.

I.GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN COUNTRIES OTHER THAN THE UNITED STATES
Terms and Conditions
1.Foreign Asset/Account, Exchange Control and Tax Reporting. Participant understands and agrees that Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. The Applicable Laws of Participant’s country may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.
2.Foreign Exchange Considerations. Participant understands and agrees that neither the Company, the Employer and any Related Entity shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units, or of any amounts due to Participant under the Plan or as a result of vesting in the Restricted Stock Units and/or the subsequent sale of any Shares acquired under the Plan. Participant agrees and acknowledges that he or she will bear any and all risk associated with the exchange or fluctuation of currency associated with his or her participation in the Plan. Participant acknowledges and agrees that he or she may be responsible for reporting inbound transactions or fund transfers that exceed a certain amount. Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Restricted Stock Units and Participant’s specific situation and understands that the relevant laws and regulations can change frequently and occasionally on a retroactive basis.
3.Acknowledgement of Nature of Plan and Award. The following provision supplements Section 16 of this Agreement:
For purposes of the Restricted Stock Units, Participant’s status as a service provider will be considered terminated as of the date Participant is no longer in Continuous Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a service provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement (including by reference in the Award Notice to other arrangements or contracts) or determined by the Company, (i) Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a service provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time), and (ii) the period (if any) during which Participant may vest in the Restricted Stock Units after such termination of Participant’s engagement as a service provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of

Participant’s employment or service agreement, if any; the Company will have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Unit grant (including whether Participant may still be considered to be providing services while on a leave of absence).

II.COUNTRY-SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS IN THE COUNTRIES INCLUDED BELOW
Canada
Terms and Conditions
Award Payable Only in Shares. The grant of the Restricted Stock Units does not give Participant any right to receive a cash payment, and the Restricted Stock Units are payable in Shares only.
French Language Provisions. The following provisions will apply if Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
Notifications
Tax Reporting. Foreign property (including the Restricted Stock Units granted under the Plan and the underlying Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30 of the following year.
France
Terms and Conditions
Nature of Award. The Restricted Stock Units are not intended to qualify for special tax and social security treatment applicable to Restricted Stock Units granted under Section L.225-197-1 to L.225-197-6 of the French Commercial Code, as amended.
Notifications
Foreign Asset/Account Reporting Information. French residents must declare all foreign bank and brokerage accounts in which they hold cash or securities, including accounts that were opened and/or closed during the tax year, on an annual basis on a special form N° 3916, together with their income tax return. Participant should consult with a personal tax advisor to ensure compliance with applicable reporting obligations.
Germany
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities

(including proceeds realized upon the sale of Shares or the receipt of dividends), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
India
Terms and Conditions
Repatriation Requirements. As a condition of the grant of Restricted Stock Units, Participant agrees to repatriate any proceeds from the sale of Shares acquired under the Plan or the receipt of any Dividend Equivalents or dividends to India within 90 days of receipt and convert such amounts to local currency within 180 days of receipt. Participant also must obtain a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or his or her employer requests proof of repatriation.
Notifications
Foreign Assets Reporting Information. Participant must declare foreign bank accounts and any foreign financial assets (including Shares subject to the Restricted Stock Units held outside India) in his or her annual tax return. It is Participant’s responsibility to comply with this reporting obligation and he or she should consult with his or her personal tax advisor to determine such personal reporting obligations.
Japan
Notifications
Foreign Asset/Account Reporting Information. If Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Report on Acquisition or Disposal of Securities (shoken no shutoku mataha joto ni kansuru hokokusho) with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares. In addition, Japanese residents are required to file a Report on Overseas Assets (kokugai zaisan chosho) in respect of any assets (including Shares) held outside Japan as of December 31, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such Report must be filed with the competent tax office on or before March 15 each year. Japanese residents are responsible for complying with this reporting obligation and should confer with their personal tax advisor in this regard.
United Kingdom
Terms and Conditions
Tax Obligations. The following provision supplements Section 7 of this Agreement:
Withholding Taxes include Primary and to the extent legally possible secondary class 1 National Insurance Contributions. Participant agrees that the Company or the Employer and any Related Entity may calculate the Withholding Taxes to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right Participant may have to recover any overpayment from relevant U.K. tax authorities. Participant understands and agrees that if payment or withholding of any income tax liability arising in connection with Participant’s participation in the Plan is not made by Participant to Participant’s employer within 90 days of the event giving rise to such income tax liability or such other period specified in Section 222(1)I of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), that the amount of any uncollected income tax will constitute a loan owed by Participant to Participant’s employer, effective on the Due Date. Participant understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by Participant, and the Company and/or the employer may recover it at any time thereafter by any of the means referred to in the Plan and/or this Agreement.
Notwithstanding the foregoing, Participant understands and agrees that if Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover the income tax liability. Participant further understands that, in the event that he or she is such a director or executive officer and the income tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax will constitute an additional benefit to Participant on which additional income tax and National Insurance Contributions will be payable. Participant understands and agrees that he or she is responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 National Insurance Contributions due on this additional benefit which the Company or the employer may recover from Participant by any of the means referred to in the Plan and/or this Agreement.
National Insurance Contributions Indemnity. Participant acknowledges and agrees, as a condition of his or her participation in the Plan and vesting in the Restricted Stock Units or receipt of any benefit in connection with the Restricted Stock Units, to indemnify the Company against any liability of any person to account for any tax liability associated with the Restricted Stock Units, which includes any tax liability to account to Her Majesty’s Revenue and Customs or other tax authority for any amount of, or representing, income tax or employees’ or any employer’s National Insurance Contributions or any other tax charge levy or other sum, whether under the laws of the U.K. or otherwise, which may arise on the Restricted Stock Unit gain realized that is treated as remuneration derived from Participant’s employment by virtue of Section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (“Restricted Stock Unit Tax Liability”), on the grant, vesting, assignment or release of the Restricted Stock Units or the acquisition, holding and/or disposal of Shares pursuant to this Agreement. The Company shall not be obliged to allot and issue or procure the transfer of any Shares pursuant to this Agreement and this Addendum unless and until Participant has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify it in full against any Restricted Stock Unit Tax Liability. Participant undertakes that he or she shall, if requested to do so, join with the employer in making an election for the transfer to you, Participant, of the whole, or such part as the Company may determine, of any liability to employer's National Insurance Contributions (“NIC Joint Election”). Further, by entering into an NIC Joint Election Participant authorizes the employer or the Company to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from Participant’s salary or other payments due or the sale of sufficient Shares acquired pursuant to the Restricted Stock Units.

APPENDIX
DEFINITIONS
The following definitions shall be in effect under this Agreement:
“Addendum” means the addendum to this Agreement setting forth special terms and conditions for Participant’s country.
“Administrator” means the Compensation Committee of the Board (or a subcommittee thereof), acting in its capacity as administrator of the Plan and pursuant to a delegation by the Board in accordance with Section 2(c) of the Plan.
“Agreement” means this Global Restricted Stock Unit Agreement.
“Applicable Acceleration Period” means: (i) 24 months, in the case of the Company’s Chief Executive Officer, (ii) 18 months, in the case of any other executive officer of the Company, and (iii) 12 months, in the case of all other grantees of RSUs hereunder, or (in the cases of (i), (ii), and (iii)) such other period(s) as may be determined by the Administrator on the basis of Participant’s status on the Change in Control date.
“Applicable Laws” means the legal requirements related to the Plan and the Award under applicable provisions of the federal securities laws, state corporate and securities laws, the Code, the rules of New York Stock Exchange, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
“Award” means the award of Restricted Stock Units made to Participant pursuant to the terms of this Agreement.
“Board” is defined in the Preamble.
“Capitalization Adjustment” is defined in the Plan.
“Cause” is defined in the Plan.
“Change in Control” is defined in the Plan.
“Code” is defined in Section 2(a).
“Common Stock”, or “Shares” is defined in Section 1.
“Company” means Stem, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Stem, Inc., which shall by appropriate action adopt the Plan.
“Constructive Termination” means the occurrence of any of the following events or conditions: (i) (A) a change in Participant’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from Participant’s status, title, position or responsibilities as in effect immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable

Acceleration Period after the date of a Change in Control; (B) the assignment to Participant of any duties or responsibilities which are inconsistent with Participant’s status, title, position or responsibilities as in effect immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the Change in Control; or (C) any removal of Participant from or failure to reappoint or reelect Participant to any of the offices or positions held by Participant immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the date of a Change in Control, except in connection with the termination of Participant’s Continuous Service for Cause, as a result of Participant’s Disability or death or by Participant other than as a result of Constructive Termination; (ii) a reduction in Participant’s annual base compensation or any failure to pay Participant any compensation or benefits to which Participant is entitled within five days of the date due; (iii) the Company’s requiring Participant to relocate to any place outside a 50 mile radius of the location serving as Participant’s principal work site immediately prior to the execution of the definitive agreement for the Change in Control transaction or during the Applicable Acceleration Period after the date of a Change in Control, except for reasonably required travel on the business of the Company or a Related Entity which is not materially greater than such travel requirements in effect during the applicable measurement period determined above; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Participant was participating at any time within the 90-day period immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Participant, or (B) provide Participant with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided Participant under each other employee benefit plan, program and practice in which he or she was participating at any time within the 90-day period immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any within the Applicable Acceleration Period after the Change in Control; (v) any material breach by the Company of any provision of an agreement between the Company and Participant, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within 15 days following notice by Participant of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to Participant, from any successors and assigns to assume and agree to perform the obligations created under this Plan.
“Consultant” is defined in the Plan.
“Continuous Service” is defined in the Plan.
“Director” means a member of the Board.
“Disability” is defined in the Plan.
“Employee” means any person who is in the employ of the Company (or any Related Entity), subject to the control and direction of the Company or Related Entity as to both the work to be performed and the manner and method of performance.

“Employer” means the Company or the Related Entity employing or retaining Participant.
“Fair Market Value” is defined in the Plan.
“Grant Date” means the date that RSUs are awarded to Participant pursuant to this Agreement, and shall be the date indicated the applicable Award Notice.
“Normal Vesting Schedule” means the schedule set forth in Section 1 hereto, pursuant to which the Restricted Stock Units are to vest in a series of installments over Participant’s period of Continuous Service.
“Parent” means a “parent corporation,” whether now existing or hereafter established, as defined in Section 424(e) of the Code.
“Participant” means the person to whom the Award is made pursuant to this Agreement.
“Related Entity” means (i) any Parent or Subsidiary of the Company and (ii) any corporation in an unbroken chain of corporations beginning with the Company and ending with the corporation in the chain for which Participant provides services as an Employee, Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making this Award to Participant.
“Restricted Period” is defined in the Award Summary contained in Section 1 hereto.
“RSU, or Restricted Stock Unit” means the Award in the form of a contractual right to receive Shares under this Agreement which will entitle Participant to receive one actual share of Common Stock per Restricted Stock Unit upon the satisfaction of the Continuous Service vesting requirements applicable to such Award.
“Separation from Service” means, with respect to a Participant, that such Participant dies, retires or otherwise has a termination of employment with the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available under such regulation.
“Share Withholding Method” means an automatic Share withholding procedure (such as net settlement) pursuant to which the Company will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of the applicable Withholding Taxes.
“Subsidiary” is defined in the Plan.
“Transfer” is defined in Section 2 hereto.
“Withholding Taxes” means any and all income taxes (including U.S. federal, state, and local tax and/or foreign income taxes) and the employee portion of the federal, state, local and/or foreign employment taxes (including social insurance, payroll tax, payment on account or other tax-related items) required or permitted to be withheld by the Company in connection with any taxable or tax withholding event, as applicable, attributable to the Award or Participant’s participation in the Plan.

Consent to International Data Transfers
(EU Participants)
I have read and understood the Stem, Inc. Global Restricted Stock Unit award agreement and in particular the information provided in Section 19 (Data Privacy).
I herewith consent and agree that my Personal Data may be transferred to Stem, Inc. (acting as data controller) and any third party service providers (acting as data processors - such as brokers, accounting firms, payroll processing firms or tax firms and their sub-processors) assisting in the implementation, administration and management of the Plan and my Participation therein, such as, as of the date hereof, Carta Securities, LLC., as well as any tax or other public authorities, registries, security exchange commissions, or other public institutions as may be required by applicable laws or regulations.
I understand that these recipients of my Personal Data are located in the United States or elsewhere outside the European Economic Area and that the recipients’ countries may have different data privacy laws and a lower level of data protection standards than my country and the European Economic Area and that these standards may be considered inadequate under the GDPR.
I understand that my consent is voluntary and that I may withdraw it at any time with effect for the future. However, while refusing or withdrawing my consent will not have a negative effect on my employment, it may affect my ability to participate in the Plan.

__________________________________________________
Name, Date, Place, Signature